Exhibit 23.1
CONSENT OF DELOITTE LLP

We consent to the incorporation by reference in Registration Statement No. 333-268783 on Form S-8 and Registration Statement No. 333-279599 on Form F-10 of Brookfield Asset Management Ltd. of our report dated April 3, 2025, relating to the financial statements of Brookfield Asset Management ULC appearing in this Current Report on Form 8-K dated April 3, 2025.

/s/ Deloitte LLP

Chartered Professional Accountants
Licensed Public Accountants
Toronto, Canada
April 3, 2025